PRESS RELEASE

The Clorox Company Confirms Receipt of Revised Unsolicited Conditional Proposal from Carl Icahn

OAKLAND, Calif., July 20, 2011 – The Clorox Company (NYSE: CLX) today confirmed it has received a revised unsolicited conditional proposal from Icahn Enterprises L.P. to acquire the company for $80.00 per share, subject to due diligence, financing and other conditions. Clorox’s board of directors, in consultation with its financial and legal advisers, will review the proposal in due course.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are serving as financial advisers, and Wachtell, Lipton, Rosen & Katz is legal adviser.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with 8,300 employees and fiscal year 2010 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags and wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $80 million to nonprofit organizations, schools and colleges. In fiscal year 2010 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $8.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above are forward-looking statements based on management’s assumptions.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Contacts:

Media Relations:
Kathryn Caulfield
(510) 271-7209
kathryn.caulfield@clorox.com

Dan Staublin
(510) 271-1622
dan.staublin@clorox.com

Joele Frank / Andrew Siegel / Andi Rose
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investor Relations:
Steve Austenfeld
(510) 271-2270
steve.austenfeld@clorox.com

Li-Mei Johnson
(510) 271-3396
li-mei.johnson@clorox.com